THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM SUCH REGISTRATION.

ROCKETFUEL BLOCKCHAIN, INC.
SECURED CONVERTIBLE PROMISSORY NOTE

$50,000.00 January 13, 2023
San Francisco, California

For value received, **ROCKETFUEL BLOCKCHAIN, INC.**, a Nevada corporation ("*Company*"), promises to pay to the order of __________________________ ("*Investor*"), at 201 Spear Street, Suite 1100, San Francisco, CA 94105, or at such other location as Investor may from time to time designate, the principal sum of US$ 50,000.00, or so much thereof as shall be outstanding from time to time, together with interest thereon from the date hereof until this Note has been paid in full on the terms and conditions contained herein.

Section 1. ***Payments of Principal and Interest***. Interest shall be computed, and principal and interest shall be due and payable, as follows:

(a) The entire unpaid principal balance, together with all accrued and unpaid interest, shall be due and payable on July 13, 2023 (the "*Maturity Date*").

(b) Interest shall accrue as follows:

(i) If the Company shall prepay the entire principal amount of this Note on or before April 13, 2023, then it shall also pay accrued interest on such principal amount at the rate of 10% per annum. Such interest shall be computed on the basis of a 365-day year and actual days elapsed.

(ii) If the Company shall prepay the entire outstanding principal amount of this Note between April 14, 2023 and the Maturity Date, then it shall also pay accrued interest on such principal amount in an amount equal to 50% of such principal amount.

(iii) If the Company shall repay the outstanding principal amount of this Note on o after the Maturity Date, then it shall also pay accrued interest on such principal amount in an amount equal to 100% of such principal amount.

(c) All payments shall be applied first to interest on the outstanding principal balance at the interest rate stated in this Note and any balance shall then be applied to reduction of principal, and interest shall thereafter cease on the principal so paid. Principal and interest shall be payable in lawful money of the United States.

Section 2. ***Prepayment***. Company shall have the right to prepay this Note, in whole but not in part, at any time on ten days prior written notice to the Investor.

Section 3. Optional Conversion

(a) The obligation of the Company to pay principal and accrued interest represented by this Note may be converted at the election of the Investor at any time into the right to receive shares of Series A Preferred Stock of the Company ("*Series A Preferred Stock*"), for a price (the "*Conversion Price*") equal to (a) the outstanding principal amount of, plus all accrued interest on, this Note divided by (b) $0.2065. The Investor may so convert this Note by surrendering this Note to the Company with a letter confirming Investor's election to convert this Note. This Note may only be converted in whole and not in part. The shares of Series A Preferred Stock issued or issuable upon conversion of this Note are sometimes hereinafter referred to as the "*Underlying Shares*."

(b) Subject and pursuant to the provisions hereof, the Conversion Price and number of Underlying Shares issuable upon conversion of this Note shall be subject to adjustment from time to time as set forth hereinafter.

(c) If the Company shall at any time subdivide its outstanding shares of Series A Preferred Stock by recapitalization, reclassification or split-up thereof, the number of shares of Series A Preferred Stock subject to conversion hereunder immediately prior to such subdivision shall be proportionately increased, and if the Company shall at any time combine its outstanding shares by recapitalization, reclassification or combination thereof, the number of shares of Series A Preferred Stock subject to conversion hereunder immediately prior to such combination shall be proportionately decreased. Any such adjustment to the Conversion Price shall become effective at the close of business on the record date for such subdivision or combination.

(d) In case of any reclassification of the outstanding shares of the Company (other than a change covered elsewhere herein or that solely affects the par value of such shares) or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or change in the ownership of the outstanding shares of the Company), or in the case of any sale or conveyance of all or substantially all of the property of the Company and in connection with which the Company is dissolved, the Investor shall have the right thereafter to receive upon the exercise hereof, for the same aggregate Conversion Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, merger or consolidation, or upon the dissolution following any sale or other transfer, by a Investor of the number of shares of the stock obtainable upon conversion of this Note immediately prior to such event; and if any reclassification also results in a change in shares of the Company covered by the conversion provisions of this Note, then such adjustment shall be made as if both events occurred on consecutive days.

(e) The Company shall not be required to issue fractional shares upon any conversion of this Note. As to any final fraction of share which the Investor of this Note would otherwise be entitled to upon conversion of this Note, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the market value of a share of such stock on the business day preceding the day of conversion. The Investor of this Note, by his acceptance hereof, expressly waives any right to receive any fractional shares of stock upon of this Note.

(f) Whenever the number of shares of Common Stock to be received upon conversion of this Note is adjusted as provided for in this Note, the Conversion Price shall be

adjusted to the nearest cent by multiplying such Conversion Price by a fraction with a numerator equal to the number of shares of Common Stock which would have been received upon conversion of this Note immediately prior to such adjustment and a denominator equal to the number of shares of Common Stock to be received upon conversion immediately after such adjustment.

(g) Irrespective of any adjustments pursuant to this Note in the Conversion Price or in the number, or kind, or class of shares or other securities or other property obtainable upon conversion, this Note may continue to express the Conversion Price and the number of shares obtainable upon exercise at the same price and number of shares of the Company as are stated herein.

Section 4. ***Security***. This Note is secured pursuant to a Security Agreement dated on or about the date of this Note (the "*Security Agreement*").

Section 5. ***Default***.

(a) The occurrence of any of the following shall constitute an "*Event of Default*" hereunder:

(i) Default in the payment of any installment of interest or principal on this Note when due or in the performance of any other obligation of the Company hereunder pursuant to the terms hereof.

(ii) The occurrence and continuation of any any event of default under the Security agreement.

(iii) The filing by the Company of any petition for relief under any applicable bankruptcy or insolvency law.

(b) Upon the occurrence of any such Event of Default, then in addition to all other rights and remedies set forth herein, or at law or in equity, the entire unpaid balance of principal on this Note, together with all accrued interest thereon may be declared by Payee to be immediately due and payable without notice to Maker.

Section 6. ***Miscellaneous***.

(a) Except as expressly provided herein, Company waives presentment, demand, notice, protest and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default, or enforcement of this Note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange, or release of security, and/or to the addition or release of any other party or person primarily or secondarily liable.

(b) This Note shall be governed by and construed in accordance with the laws of the State of Nevada.

(c) Reference in this Note to "*Investor*" shall mean the original Investor hereunder so long as such payee shall be the Investor of this Note and thereafter shall mean any subsequent Investor of this Note.

(d) Time is of the essence of each obligation of Company hereunder.

(e) No delay or omission on the part of Investor in exercising any rights hereunder, or any other instrument given to secure this Note, whether before or after a default or Event of Default hereunder or under said instruments, shall operate as a waiver of such right or default or Event of Default or of any other right hereunder or under said instruments, and the acceptance at any time by Investor of any past-due amounts shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable hereunder or thereunder.

(f) In the event that any provision of this Note shall become declared inoperable by any Court or become inoperable as a result of any law or ruling hereafter adopted by any governmental authority, the remainder of its terms shall remain in full force and effect and modification of the terms hereof required by law shall apply as though the same were an original term or condition hereof.

(g) The remedies of Investor as provided herein or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Investor.

(h) Company may not assign its duties and obligations under this Note without the prior written consent of Investor, which consent may be given or denied in Investor's sole and absolute discretion. Investor may not assign its rights, duties and obligations under this Note to any person or entity, other than an affiliate of Investor, without the prior written consent of Company, which consent may be given or denied in Company's sole and absolute discretion.

ROCKETFUEL BLOCKCHAIN, INC.
a Nevada corporation

By:____________________________
Peter M. Jensen, CEO